The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

                              Net Unrealized
                                  Depreciation
                             Based on Cost of
                              Securities and
    Undistributed     Undistributed      Accumulated           Other Investments
   Net Investment                Long-Term                                 Loss                   for Federal Income
                        Income                             Gain    Carryforward1,2,3,4                            Tax Purposes
----------------------------------------------------------------------------------------------------------------------------------
              $753,494             $—                         $5,126,546                               $7,218,057
1. As of March 31, 2011, the Fund had $4,851,396 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions.As of March 31, 2011, details of the capital loss carryforwards were as follows:

             Expiring
             -------------------------------------------------------
                         2016                                                 $ 117,136
                         2017                                                 1,909,891
             2018                                                 2,824,369
             -------------------------------------------------------
             Total                                           $4,851,396

2. As of March 31, 2011, the Fund had $275,150 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2020.
3. During the fiscal year ended March 31, 2011, the Fund utilized $37,519 of capital loss carryforward to offset capital gains realized in that fiscal year.
4. During the fiscal year ended March 31, 2010, the Fund did not utilize any capital loss carryforward.